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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-126659 of our report dated November 30, 2005 relating to the financial statements of Riviera Tool Company (the "Company") (which expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to matters that raise substantial doubt about the Company's ability to continue as a going concern), appearing in this Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Grand Rapids, Michigan
August 11, 2006